Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  NEWS RELEASE

Inland Real Estate Corporation Contacts:
Beth Hicks, Assistant Vice President/Director of Marketing	Joel Cunningham, Media Relations
(630) 954-4411	(630) 586-4897
hicks@inlandrealestate.com	joel.cunningham@inlandrealestate.com

Inland Real Estate Corporation Announces Completion of Development

At Orchard Crossing in Fort Wayne, Indiana

Oak Brook, Ill. (Nov. 7, 2012) – Inland Real Estate Corporation (NYSE: IRC) announced today that it has completed the development and leasing of a new 12,000-square-foot multi-tenant building at Orchard Crossing, a shopping center located in Fort Wayne, Ind. The building brings four additional tenants to the center, which now totals more than 250,000 square feet. The new tenants include Noodles & Company, Verizon Wireless, Kay Jewelers and Sleep Number by Select Comfort.

“We are very pleased to complete this development project and welcome new tenants to Orchard Crossing,” said Mike Fitzgerald, vice president and director of leasing. “These four new stores round out our tenant mix and will increase foot traffic, bringing in more shoppers for all of our retailers.”

Orchard Crossing is located at the intersection of Illinois and Thomas roads in Fort Wayne. Target and Gordmans serve as anchor tenants for the center, which also includes Dress Barn, Rue21, Maurices and Famous Footwear.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that owns and operates open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States.  As of September 30, 2012, the Company owned interests in 150 investment properties, including 42 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 15 million square feet.  Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com.